Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-168282), on Form S-3 (File No. 333-161645), on Form S-4 (File No. 333-158848), and on Forms S-8 (File No. 333-169725, File No. 333-149905, File No. 333-98633 and File No. 333-71814) of Daegis Inc., of our report dated June 20, 2014, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Daegis Inc. for the year ended April 30, 2014.

/s/ WHITLEY PENN LLP

Dallas, Texas
June 20, 2014